EXHIBIT 10.1

PAXSON CONSULTING AND NONCOMPETITION AGREEMENT

This PAXSON CONSULTING AND NONCOMPETITION AGREEMENT, (this “Agreement”) is made as of this 7th day of November, 2005, by and among Paxson Communications Corporation (“PCC”), NBC Universal, Inc., a Delaware corporation (“NBCU”), and Lowell W. Paxson, (the “Consultant”) (collectively, the “Parties” each individually a “Party”).

WHEREAS, the Parties (together with certain other parties) have, as of the date hereof, entered into a Master Transaction Agreement (the “Master Transaction Agreement”) which contemplates execution and delivery by various parties of certain documentation specified therein (such Master Transaction Agreement, including all documents and instruments to be delivered thereunder, collectively the “Definitive Documentation”);

WHEREAS, pursuant to the Call Agreement (as defined in the Master Transaction Agreement), Consultant and certain of his affiliated entities are providing NBCU with a new right to purchase the Consultant’s and certain affiliated entities’ interests in PCC (the “New Call Right”);

WHEREAS, pursuant to a Company Stock Purchase Agreement (the “PCC Purchase Agreement”), PCC has agreed to purchase Consultant’s and certain affiliated entities’ interests in PCC in the event that the Investor Call Right Termination (as defined in the Call Agreement) occurs;

WHEREAS, PCC wishes to obtain from the Consultant consulting services with respect to significant legislative, regulatory and policy initiatives and developments affecting the conduct of the business and operations of the PCC broadcast television stations and the Consultant has agreed to refrain from certain activities as set forth herein;

WHEREAS, in the event of the Call Closing (as defined in the Call Agreement), NBCU or its Permitted Transferee (as defined in the Call Agreement) wishes to obtain from the Consultant consulting services with respect to significant legislative, regulatory and policy initiatives and developments affecting the conduct of the business and operations of the PCC and NBCU broadcast television stations and the Consultant has agreed to refrain from certain activities as set forth herein; and

WHEREAS, the Parties have agreed to enter into this Agreement concurrent with, or immediately following, execution of the Master Transaction Agreement;

NOW THEREFORE, in exchange for the mutual promises contained herein, the Parties agree as follows:

SECTION 1. DEFINITIONS. All capitalized terms in this Agreement not defined herein shall have the meaning ascribed to them in the Master Transaction Agreement or such other agreement referred to herein.

SECTION 2. TERM. This Agreement is valid and binding on all Parties as of the date hereof. The term of this Agreement shall commence upon the date hereof, and shall remain in full force and effect for a period of five (5) years from the later of the Call Closing under the Call Agreement or the Class B Closing under the PCC Purchase Agreement (the “Term”).

SECTION 3. PAYMENTS. The total amount payable to the Consultant hereunder shall be Five Million Dollars ($5,000,000), which amount shall be paid as follows:

(a) Payments by PCC. PCC shall pay the Consultant Two Hundred Fifty Thousand Dollars ($250,000) upon the execution and delivery of this Agreement and Seven Hundred Fifty Thousand Dollars ($750,000) six months and one day thereafter and subject to Section 3(b), PCC shall pay the Consultant One Million Dollars ($1,000,000) on each anniversary of this Agreement (or on the first business day thereafter if any such anniversary falls on a day that is not a business day). The total payments made by PCC pursuant to this clause (a) are the “PCC Payments.”

(b) Payments by NBCU or a Permitted Transferee. In the event of the Call Closing pursuant to the Call Agreement, the obligations of PCC to make the PCC Payments shall terminate and NBCU or its Permitted Transferee (as defined in the Call Agreement), as applicable, shall pay the Consultant One Million Dollars ($1,000,000) on each anniversary of this Agreement (or on the first business day thereafter if any such anniversary falls on a day that is not a business day) that occurs following the Call Closing until such time as the aggregate amount of the payments made by NBCU or its Permitted Transferee, as applicable, plus the PCC Payments equal Five Million Dollars ($5,000,000), at which time NBCU or its Permitted Transferee, as applicable, shall not be required to make any further payments hereunder.

(c) Allocation of Payments. The Parties acknowledge and agree that Two Hundred Fifty Thousand Dollars ($250,000) of each payment required by this Section 3 shall be paid to the Consultant for the consulting services he will provide hereunder (such portion of each payment is a “Consulting Payment”) and the remaining Seven Hundred Fifty Thousand Dollars ($750,000) of each such payment shall be paid as consideration for compliance with the terms of Section 5 (Noncompetition) below (such portion of each payment is a “Noncompete Payment”). All payments shall be made to the Consultant by wire transfer of immediately available funds to such account or accounts specified in writing by the Consultant. In the event of Consultant’s death or disability prior to the end of the Term, (i) neither PCC, NBCU nor a Permitted Transferee shall be required to make any further Consulting Payments and (ii) the Noncompete Payments shall continue to be due and payable on the dates indicated above and shall be paid to one or more individuals or entities as the Consultant shall specify in an estate planning directive. For the purpose of making any Noncompete Payment following the death of the Consultant, a Party shall be permitted to rely on any written payment instruction provided by an executor or administrator of the Consultant’s estate.

(d) In the event of the Call Closing, NBCU or its Permitted Transferee, as applicable, shall, within three business days following the Call Closing, reimburse PCC for the total amount of the PCC Payments by wire transfer of immediately available funds to an account or accounts designated by PCC in writing to NBCU or the Permitted Transferee, as applicable, at least one business day prior to the Call Closing, if any.

SECTION 4. CONSULTING SERVICES. Upon request made by PCC or, in the event of the Call Closing, by NBCU or its Permitted Transferee, as applicable, following the Call Closing, and in either case, during the Term, the Consultant shall provide PCC, NBCU or the Permitted Transferee with special government affairs services as further described and limited herein (the “Consulting Services”):

(a) The Consulting Services shall be offered in the following subject areas:

(i) Multicast must-carry rights for PCC’s broadcast television stations;

(ii) Transition of PCC’s broadcast television stations to digital transmission, including transition timing and rights to continue analog transmissions during the transition;

(iii) Obligations of PCC’s broadcast television stations for the carriage of children’s programming;

(iv) Development and implementation of broadcaster codes of conduct, including enabling legislation and regulations;

(v) Adoption of new media ownership rules for broadcast television stations; and

(vi) Review of broadcast “localism” rules and development of modified or new regulatory obligations of licensees of digital television stations.

(b) The Consultant will offer the Consulting Services in the following venues:

(i) Before the House and Senate Commerce Committees and their respective Subcommittees and the Members thereof;

(ii) Before the Commissioners of the Federal Communications Commission and their Legal Assistants;

(iii) Before the Office of the Chief, Media Bureau, Federal Communications Commission;

(iv) Before the Senior Staff and Governing Board of Association of Maximum Service Television; and

(v) Before the Senior Staff and Governing Board of the National Association of Broadcasters.

(c) PCC, NBCU and the Permitted Transferee, as the case may be, shall ensure that all uses of the Consulting Services adhere strictly to the requirements of applicable laws and regulations, and PCC, NBCU and the Permitted Transferee shall be responsible for obtaining and making, preparing, and facilitating, with the Consultant’s cooperation to the extent required, any necessary registrations, notifications, or filings required by PCC, NBCU, the Permitted Transferee or the Consultant in connection with the provision of the Consulting Services.

(d) Notwithstanding anything to the contrary stated or implied, the Consulting Services shall be occasional and on-demand rather than full-time or according to a schedule, and the amount and manner of providing the Consulting Services shall be as mutually agreed by the Consultant, on the one hand, and PCC, NBCU and the Permitted Transferee, as the case may be, on the other hand.

(e) The Consultant shall be an independent contractor, and shall not be an employee of PCC or NBCU, with respect to this Agreement and the services to be performed hereunder. Nothing contained in this Agreement shall be construed to place the parties in the relationship of partners, joint venturers or agent and principal, and no party shall have the power to obligate or bind the other in any manner.

SECTION 5. NONCOMPETITION. During the Term, the Consultant will not, directly or indirectly through any other person or entity: (i) hold a Material Interest in, (ii) be employed by, (iii) be engaged as consultant to or (iv) perform any other services for, or on behalf of, in the case of (i), (ii), (iii) or (iv), a Television Entity. For purposes of this Agreement, a “Television Entity” is any person or entity that holds a Material Interest in or operates or manages any broadcast television station licensed to a community in the United States, a television network whose programming is distributed in the United States, a cable television system located in the United States, or a cable television network whose programming is distributed in the United States. For purposes of this Agreement, a “Material Interest” consists of the beneficial ownership of ten percent (10%) or more of the common equity interests (including securities convertible into or exercisable for common equity) of any entity. The above notwithstanding and for avoidance of doubt, nothing in this Section 5 shall limit the Consultant’s ability to engage in (a) the production or syndication of television programming for broadcast television stations, television networks, cable television systems or cable television networks, (b) the participation in any capacity on the governing board of, the employment by, or the provision of financial support or consulting or other services to any entity that qualifies as a charitable organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, without regard to the activities of that organization or (c) perform any services required or permitted by the PMC Management and Proxy Agreement, dated as of the date hereof, among PCC, the Consultant and Paxson Management Corporation during the term of such agreement. During the period from the date hereof until the first to occur of the Call Closing or the end of the Term, PCC shall enjoy the benefit of and have the right to enforce the Consultant’s obligations under this Section 5. In the event the Call Closing occurs, during the period commencing upon the date of the Call Closing and ending on the expiration of the Term, NBCU or the Permitted Transferee shall enjoy the benefit of and have the right to enforce the Consultant’s obligations under this Section 5. The Party that shall enjoy the benefit of and have the right to enforce the Consultant’s obligations under this Section 5 is the “Covenantee.” The Consultant may provide the Covenantee with a written request for the Covenantee’s agreement that the Consultant may engage in activities that would otherwise be (or would otherwise arguably be) in violation of the terms of this Section 5, on the grounds that such activities would not injure the goodwill NBCU or the Permitted Transferee is obtaining through the Call Closing or that PCC is obtaining through the Class B Closing or jeopardize the Covenantee’s trade secrets or other confidential information. Any waiver of this Section 5 by PCC is not binding on NBCU or its Permitted Transferee, as applicable, unless expressly agreed in writing by NBCU or its Permitted Transferee, as applicable. Such a request from the Consultant will be considered promptly by the Covenantee.

SECTION 6. ENFORCEMENT. The Consultant agrees that the noncompetition covenant contained in Paragraph 5 above (the “Non-Compete”) is an essential and a material part of the Consultant’s obligations under this Agreement for which the Covenantee has agreed to make payments as provided in this Agreement. The Consultant further acknowledges that the Non-Compete is necessary to protect the goodwill NBCU or the Permitted Transferee is obtaining through the Call Closing or that PCC is obtaining through the Class B Closing, as well as to protect Covenantees’ trade secrets and other confidential information. The Consultant also acknowledges that the terms of the Non-Compete are reasonable in all respects, including duration, geographic scope, and the scope of activities restricted. The Consultant agrees that the existence of any claim or cause of action by the Consultant against the Covenantee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Covenantee’s enforcement of the Non-Compete. The Consultant agrees that the breach by the Consultant of the Non-Compete will cause the Covenantee irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Consultant agrees that the Covenantee, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Consultant’s failure to comply with the terms and conditions of the Non-Compete, and the Consultant hereby waives hereunder any defense based upon an adequate remedy at law in any such action for equitable relief.

SECTION 7. WAIVER OR MODIFICATION. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision or a breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties.

SECTION 8. SUCCESSORS AND ASSIGNS. This Agreement may be assigned by NBCU only to the assignee permitted under the terms of the Call Agreement and only so long as such assignee assumes the rights and obligations of NBCU under the Call Agreement, in which event. NBCU shall have no further obligation hereunder. Such assignee shall, as a condition to assignment of this Agreement, execute and deliver documentation reasonably acceptable to the Consultant evidencing such party’s assumption of NBCU’s obligations hereunder. The above notwithstanding, in the event of such assignment, if the assignee fails to make any payment due under this Agreement when such payment is due, NBCU shall be obligated to make such payment immediately, upon receipt of notice from the Consultant of the non-payment. This Agreement may not otherwise be assigned by NBCU (directly, or indirectly, by operation of law, merger, sale of stock or otherwise) without the prior written consent of Consultant. The Consultant may not assign this Agreement or any of his rights or interests herein to any other party, except to Paxson Estate Planning Affiliates (as defined in the Call Agreement). The rights and obligations of the Parties shall inure to the benefit of and be binding upon their heirs, successors, administrators, and permitted assigns. This Agreement may not be assigned by PCC (directly, or indirectly, by operation of law, merger, sale of stock or otherwise) without the prior written consent of the Consultant.

SECTION 9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

SECTION 10. GOVERNING LAW. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Florida, without regard to its conflicts of law rules.

SECTION 11. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements with respect to such subject matter. PCC, the Consultant and NBCU each acknowledges that, in entering into this Agreement, he/it does not rely on any statements or representations not contained in this Agreement.

SECTION 12. SEVERABILITY. If one or more provisions of this Agreement or the application thereof to any person or circumstances is determined by a court or agency of competent jurisdiction to violate any law or regulation, including, without limitation, any rule or policy of the FCC, or to be invalid, void or unenforceable to any extent (a “Conflicting Provision”), the Conflicting Provision shall have no further force or effect, but the remainder of this Agreement and the application of the Conflicting Provision to other Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as any such violation, invalidity or unenforceability does not change the basic economic or legal positions of the parties. In such event, the Parties shall negotiate in good faith such changes in other terms as shall be practicable in order to effect the original intent of the Parties.

SECTION 13. NOTICES. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service, registered or certified mail, return receipt requested, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

if to PCC:	Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, Florida 33401
Attention: General Counsel
with copies to:	Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W.
Suite 800
Washington, DC 20036
Attention: John R. Feore, Jr.
Tel: 202-776-2000
Fax: 202-776-2222
and
Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida 33401
Attention: David L. Perry
Tel: 561-650-8314
Fax: 561-650-8399

if to NBCU:	NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
with a copy to:	Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
if to the Consultant:	Lowell W. Paxson
529 South Flagler Drive
Apt. 26H
West Palm Beach, Florida 33401
with a copy to:	Wiley, Rein & Fielding LLP
1776 K Street NW
Washington, DC 20006
Attention: Fred Fielding
Tel: 202-719-7000
Fax: 202-719-7049

or to any such other or additional persons and addresses as the Parties may from time to time designate in a writing delivered in accordance with this Paragraph 13.

SECTION 14. TITLES. The titles and headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

SECTION 15. NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except for any person that acquires rights and interests under this Agreement as a permitted assignee under the terms of Section 8.

SECTION 16. SURVIVAL. Any obligation to make payments hereunder that have not been made prior to the expiration of the Term shall also survive the expiration until payment is made in full.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

PAXSON COMMUNICATIONS CONSULTANT
CORPORATION

By:_ /s/ Dean M. Goodman	/s/ Lowell W. Paxson

Name: Dean M. Goodman Title: President and Chief Operating Officer	Lowell W. Paxson

NBC UNIVERSAL, INC.

By:_/s/ Robert C. Wright

Name: Robert C. Wright Title: President and Chief Executive Officer